UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2005

CIRCOR INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

25 CORPORATE DRIVE, SUITE 130

BURLINGTON, MASSACHUSETTS 01803-4238

(Address of principal executive offices) (Zip Code)

(781) 270-1200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Executive Officer Agreements

On August 5, 2005, the Company entered into an Indemnification Agreement with Susan M. McCuaig in connection with Ms. McCuaig’s recent appointment as Vice President of Human Resources of the Company. The Indemnification Agreement is identical to the form of Indemnification Agreement previously entered into between the Company and each of its directors and executive officers. Generally, under the Indemnification Agreement, the Company, subject to certain exceptions (principally relating to a final court adjudication that Ms. McCuaig has failed to act in good faith and in a manner she reasonably believed to be in the best interest of the Company) agrees to indemnify Ms. McCuaig against all expenses and liabilities she may incur in the event she is made a party or threatened to be made a party to any judicial or administrative proceeding by virtue of her position with the Company. A copy of this Indemnification Agreement is attached hereto as Exhibit 10.6.

On August 5, 2005, the Company entered into an Indemnification Agreement and an Executive Change of Control Agreement with John W. Cope in connection with Mr. Cope’s recent appointment as Group Vice President Thermal Fluid Products. As with Ms. McCuaig’s agreement, the Indemnification Agreement is identical to the form of Indemnification Agreement previously entered into between the Company and each of its directors and executive officers. A copy of this Indemnification Agreement is attached hereto as Exhibit 10.7. Under the Executive Change of Control Agreement, if a “change in control” (as defined in the Agreement) occurs and Mr. Cope’s employment is terminated by the Company without cause or by Mr. Cope with good reason within twelve months of such change in control, Mr. Cope will receive a lump sum amount in cash equal to one times the sum of his then current base salary and highest bonus during the three preceding fiscal years, all of his stock options and stock-based awards will become immediately exercisable, he will be fully vested in any accrued benefit under the supplemental executive retirement plan and the Company will pay health insurance premiums for Mr. Cope and his family for one year. A copy of the Executive Change of Control Agreement is attached hereto as Exhibit 10.8.

Item 2.02. Results of Operations and Financial Condition

On August 4, 2005, the Company announced its financial results for the fiscal quarter and six months ended July 3, 2005. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by special reference in such filing.

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In the press release and accompanying supplemental information, the Company uses the following non-GAAP financial measures: free cash flow, EBIT, EBITDA, and earnings per share excluding special charges. Management of the Company believes that free cash flow (defined as net cash flow from operating activities, less capital expenditures and dividends paid) is an important measure of its liquidity as well as its ability to service long-term debt, fund future growth and to provide a return to shareholders. EBIT (defined as net income plus interest expense, net plus provision for income taxes), EBITDA (defined as net income plus interest expense, net plus provision for income taxes, plus depreciation and amortization) and earnings per share excluding special chares (defined as earnings per common share, excluding the impact of special charges, net of tax) is provided because management believes these measurements are commonly used by investors and financial institutions to analyze and compare companies on the basis of operating performance. Free cash flow, EBIT, EBITDA, and earnings per share excluding special charges are not measurements for financial performance under GAAP and should not be construed as a substitute for cash flows, operating income, net income or earnings per share. Free cash flow, EBIT, EBITDA, and earnings per share excluding special charges, as we have calculated here, may not necessarily be comparable to similarly titled measures used by other companies. A reconciliation of free cash flow, EBIT, EBITDA, and earnings per share excluding special charges, to the most directly comparable GAAP financial measure is provided in the supplemental information table titled “Reconciliation of Key Performance Measures to Commonly Used Generally Accepted Accounting Principle Terms” which is included as an attachment to the press release.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.6	Indemnification Agreement with Susan M. McCuaig

10.7	Indemnification Agreement with John W. Cope

10.8	Executive Change of Control Agreement with John W. Cope

99.1	Press Release Dated August 4, 2005

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 9, 2005	CIRCOR INTERNATIONAL, INC.

/S/ Kenneth W. Smith
By: Kenneth W. Smith
Senior Vice President, Chief Financial Officer and Treasurer

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